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                                                                    EXHIBIT 23.1

                         Independent Auditors' Consent


The Board of Directors
The Metzler Group, Inc.

We consent to the inclusion in the registration statement on Form S-4 of the Metzler Group, Inc. of our report dated February 11, 1998, except for Note 14, as to which the date is March 5, 1998, relating to the consolidated balance sheets of the Metzler Group, Inc. and its subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of the Metzler Group, Inc. and to the references to our firm under the headings "Experts", "Accounting Treatment", and "Selected Metzler Consolidated Financial Data" in the prospectus. The report of KPMG Peat Marwick LLP is based partially upon the reports of other accountants.

                                        KPMG Peat Marwick LLP

Chicago, Illinois
July 21, 1998